Exhibit 8

significant subsidiaries

			Ownership
Subsidiaries	Local currency	Issued Share Capital (m)	Direct	Via subsidiaries	Class of shares	Country of incorporation	Area of operation

Cable & Wireless UK		£2,333	–	100%	Ordinary	England	UK
Cable & Wireless USA, Inc.	US$	–	–	100%	Ordinary	US	US
Cable & Wireless Jamaica Limited	J$	15,883	–	82%	Ordinary	Jamaica	Jamaica
Cable and Wireless (Cayman Islands) Limited	Cay$	–	–	100%	Ordinary	Cayman Islands	Cayman Islands
Cable & Wireless Panama SAa	Balboa	316	–	49%	Ordinary	Panama	Panama
Companhia de Telecomunicacoes de Macau, S.A.R.L.[b]	Pataca	150	51%	–	Ordinary	Macau	Macau and China
Cable & Wireless Global Limited		£–	–	100%	Ordinary	Rep. of Ireland	World wide
Cable & Wireless IDC Inc.	Yen	36,200	–	98%	Ordinary	Japan	Japan
Cable & Wireless Internet Services Inc.	US$	–	–	100%	Ordinary	US	US
Cable & Wireless (Barbados) Limited	B$	–	–	81%	Ordinary	Barbados	Barbados
Cable and Wireless (West Indies) Limited		£5	–	100%	Ordinary	England	Caribbean
Yemen International Telecommunications Company LLC[b]	YRiyal	192	51%	–	Ordinary	Yemen	Yemen
Dhivehi Raajjeyge Gulhun Private Limitedbc	Rufiya	190	45%	–	Ordinary	Maldives	Maldives

Notes

The Group comprises a large number of companies and it is not practical to include all of them in this list. The list therefore, only includes those companies whose results or financial position, in the opinion of the Directors, principally affects the figures shown in the Group’s Financial Statements.

Full details of all subsidiary undertakings, joint ventures, associates and trade investments will be attached to the Company’s Annual Return, to be filed with the Registrar of Companies in England and Wales.

[a]	The Group regards this company as a subsidiary because it controls the majority of the Board of Directors through a shareholders’ agreement.

[b]	This company had a financial year end of 31 December 2002 due to the requirements of the shareholders’ agreement.

[c]	The Group regards this company as a subsidiary undertaking because it exercises dominant influence through a management agreement.